EXHIBIT 99.2

U.S. Home Systems, Inc.

4th Quarter 2007 Earnings Conference Call

March 18, 2008

Operator: Good afternoon ladies and gentlemen and welcome to the U.S. Home Systems, Inc. Fourth Quarter 2007 Earnings Conference Call. At this time all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero. As a reminder this conference is being recorded today, Tuesday March 18th of 2008. I’d like to turn the conference over to Brett Maas. Please go ahead sir.

Brett Maas: Good afternoon. Thank you for joining the U.S. Home Systems Investor Conference Call. Following management’s comments we will open the line to answer your questions. This call is also being simulcast on the internet through our website at www.ushomesystems.com or through ViaVid Broadcasting website at www.viavid.net. And either replay of the call will be available on these websites for 14 days.

Today’s presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended in Section 21E of the Securities Exchange Act of 1934 as amended. Since forward-looking statements are based on a number of assumptions including expectations for continued market growth and anticipated revenue levels. Although the company believes these assumptions are reasonable, no assurance can be given that they will prove correct. If the company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

It’s now my pleasure to introduce Murray Gross, Chairman and Chief Executive Officer of U.S. Home Systems. Murray, the floor is yours.

Murray Gross: Thank you, Brett, and good afternoon everyone. Joining me today is Peter Bulger, our President and Chief Operating Officer and Robert DeFronzo, our Chief Financial Officer.

Before we review the operating results for the fourth quarter and full year of 2007, I’d like to give you an overview of some recent events. In August 2007, our Board of Directors authorized a repurchase of up to $5 million of our outstanding common shares. At December 31, 2007, we had purchased 737,093 shares at a cost of approximately $4,985,000. This leaves us with approximately 7.6 million shares outstanding. However, I am pleased to announce today that our board has authorized a new program for the repurchase of up to $2 million of our outstanding common stock in the open market, at such time and such prices as management may determine. Based on our current stock price, we believe repurchases of the company stock represents an excellent investment that will provide long term value to our shareholders.

Last quarter I advised you that we had exited the consumer finance business as a result of the sale for approximately $2.6 million of substantially all of the assets of First Consumer Credit, our finance subsidiary, in a buyout led by management of the consumer financier. As a result of the transaction, the financial operating results of FCC for all periods have been reclassified as discontinued operations in our consolidated statement of operations. Prior to the sale of FCC’s assets, we had two reporting segments: the home improvement segment and consumer finance segment. As a result of the sale of FCC’s assets and the reclassification of FCC’s operating results as a discontinued operation, we have eliminated the previous separate segment reporting.

Now I’d like to turn to our operating results and introduce Bob DeFronzo, our Chief Financial Officer, who will review the financial results with you.

Robert DeFronzo: Thank you Murray. Thank you everyone for joining us this afternoon. As Murray said, all of the financial results of our consumer finance business have been reclassified as discontinued operations so as we are going through the financial results today, when we refer to these results we will be talking about our continuing home improvement operation.

Let’s go ahead and begin with the fourth quarter results. In the fourth quarter our new orders increased 17.1% to 31 million from 26.4 million in the fourth quarter of last year. Orders for kitchen products increased 19.1% to 26.4 million and orders for deck products increased 16.8% to 2.4 million. Orders for bath products were flat at 2.2 million. On a market comparable basis our new orders increased 14.6% over the fourth quarter of 2006. We attribute this increase in new orders to our in-store marketing program, which is a program that we initiated in June 2007. We started the in-store marketing program to proactively approach and penetrate the marketplace. We simultaneously reduced our marketing media advertising as a response rate in those medias were declining. The in-store marketing program consists primarily of staffing marketing promoters in various Home Depot stores during certain times of the week to generate customer interest in our products and answer questions about our products and to schedule in-home presentations. The in-store program has been principally directed at our kitchen and bath products. During the fourth quarter, the in-store program was operating at only 175 of the Home Depot stores that we operate our kitchen products in.

Although new orders increased in the fourth quarter, our installation completions were off, particularly in December, which resulted in a 1.7 million decline in our fourth quarter revenues as compared to the prior year.

And although we are disappointed that we did not get the additional revenues, our backlog of uncompleted orders was 24 million at December 31, 2007 as compared to 19 million at December 31 of 2006.

Now, the decline in revenues in the quarter resulted in a reduction of our gross profit of $1 million. In addition, our gross profit was adversely affected by the combination of higher material and manufacturing labor costs in our kitchen product line, resulting principally from product enhancements and reduced deck product selling prices in our deck product line. We believe that the kitchen re-facing product changes better meet consumer’s expectations and have resulted in increased customer satisfaction ratings as measured by the Home Depot’s customer survey. We made certain price adjustments on kitchen products in January 2008 to improve our kitchen product gross profit margin as we go forward.

In May 2007 we implemented new sales pricing for our deck products. The pricing was intended to stimulate sales of our deck products. However, we did not achieve the desired result and we are currently evaluating our deck pricing. In addition, during the quarter we incurred an operating loss of approximately $108,000 in markets we opened in June and July of 2007, those being Nashville, Tennessee; Birmingham, Alabama; Harrisburg, Pennsylvania and Rochester, New York. Although the volume of the new orders in these markets has been below our expectations, the start-up losses in these markets were expected. Our backlog in these markets at December 31 was approximately $600,000.

As a result of these factors, we incurred a loss in continuing operations of $434,000 or $0.05 per share in the fourth quarter of 2007 as compared to income of $1.2 million or $0.14 per share in the fourth quarter of 2006.

For the year ended December 31, 2007, in the aggregate new orders were flat at approximately 128 million but increased 5.3 million or 5.9% in our kitchen and countertop products to 95.9 million in 2007 from 90.6 million in 2006. The increase is largely the result of the in-store marketing program.

New orders for deck products reflected reduced demand, declining 5.4 million or 19.7% to 22.1 million from 27.5 million in 2006. We believe that the sale of deck products are closely aligned with the housing and construction resale market and consequently we believe that the decline in deck product demand reflects the softness in the general housing market.

New orders for bath products were 10.2 million in 2007 as compared to 10.8 million in 2006. The twice (sp?) decline in the bath product orders was due to the decline in the number of markets in which we now offer our bath products in.

Our revenues in 2007 increased 2% to 123.3 million as compared to 120.8 million in the prior year. Approximately 70% of the increase, or $1.7 million was realized in markets that were open prior to 2007. That means the remaining 30% of the increase, or about $729,000 (sp?) resulted from sales and installation centers we opened in the second and third quarter of 2007.

Our operating income for the year was approximately 3.9 million as compared to 6.9 million in 2006. And although we increased our revenues, the increase does not translate into increased operating income.

The principle factors resulting in a decline of our operating income are as follows. Our gross profit margin was adversely affected, approximately $617,000, principally due to the combination of increased material costs in our kitchen re-facing product line, which had resulted from the product changes we made and downward selling price adjustments in our deck products.

The second item is the effective rate of our marketing fees we paid the Home Depot increased approximately $1.5 million as a result of sales product mix and certain program adjustments.

Thirdly, we incurred an operating loss of approximately $612,000 in the four new sales and installation centers we opened in 2007. And lastly, we’ve increased spending in several areas that are designed to enhance our future operating and financial performance. More specifically, we’ve engaged consultants to assist us in our supply chain operations and in our information systems design, which includes developing new applications, and to assist us in complying with our requirements related to management’s assessment of internal control. These increases in these costs were disproportionate to the increase in revenues we received in 2007.

For 2007 income from continuing operations was 2.4 million or $0.29 per share as compared to 4.1 million or $0.49 per share in 2006. And as we noted earlier, in the third quarter of 2007 we exited the consumer finance business. For the year, including the loss on the sale of the assets of that unit, we had a loss on discontinued operations of 2.7 million or $0.33 per share. Including the discontinued operations, our consolidated loss of 2007 was $299,000 or $0.04 per share as compared to a net income of 4.2 million or $0.51 per share in 2006.

That is a summary of our financial results. I would like now to turn the call over to Peter Bulger, who will bring you up to date on some of our larger corporate initiatives.

Peter Bulger: Thanks, Bob. Hello everyone. I wanted to update all of you today on some of our plans and initiatives. As previously reported, we and the Home Depot mutually agreed to phase out of our installed deck program under the Home Depot brand. We have already ceased marketing our deck products in the Midwest, Boston, Connecticut, Virginia Beach and the Atlanta markets. We will complete the installation of all pending deck orders for the Home Depot customers and we will continue to honor our warranty service obligations. We expect that we will incur an impairment charge of approximately $54,000 after tax benefit in Q1 of 2008 related to the in-store deck displays in these markets.

We will continue to market, sell and install, on a non-exclusive basis, our deck products under the Home Depot brand in the Northeastern markets, including northern Virginia, Maryland, Philadelphia, New Jersey and New York until August 31, 2008. Concurrent with the phase out of deck products in these markets, we will return to marketing our deck products under our own designer deck brand. Prior to our relationship with the Home Depot, we successfully marketed wood deck products under our own brand in northern Virginia, Baltimore and Washington, D.C. area. We anticipate we will begin marketing deck products again under our own brand in Q2 2008.

Additionally, we also plan to continue to enhance our deck product offering. First, we are currently working to broaden our deck product offering with additional selections of composite decking and railing materials. Due to the required maintenance of wood decks, we believe that more customers are considering composite materials to avoid the reoccurring stain and seal expenses.

Secondly, we are working with a third party vendor to provide staining and sealing for our wood deck customers. We believe that home owners prefer to have their wood decks professionally stained and sealed to maintain its natural beauty, value and long term enjoyment.

And lastly we are extending our product offering of traditional onsite deck construction as an alternative to our designer deck modular system. We believe that the combination of materials and construction alternatives provide us with a greater competitive advantage and price point distribution to meet our customer’s needs.

With regards to our kitchen re-facing and countertop platform, we and the Home Depot agreed that effective April 1, 2008 we will begin rolling out our kitchen cabinet re-facing products and countertop products in the Ohio Valley markets, including Cleveland, Columbus and Cincinnati and Pittsburgh, Pennsylvania, encompassing approximately 96 of the Home Depot stores. We believe the demographics of these markets suit our products and although we anticipate some initial start-up losses, we believe these markets will be accretive to earnings in the future.

We will continue to offer our kitchen products exclusively at approximately 1500 Home Depot stores and 33 expo stores and offer our bath products at approximately 525 of the Home Depot stores.

As a result of the addition of the Ohio Valley markets, we are now the sole provider of kitchen cabinet and re-facing products and services to the Home Depot in the United States. In March 2007 we launched a pilot program with the Home Depot for the introduction of countertop products in the Boston market. This product offering consists of laminate and solid surface tops, including Corian, Silestone and granites. Since March 2007, we completed the roll out of laminate countertop products in all cabinet re-facing markets and we introduced solid surface countertop products in the Chicago, New York, California and Florida markets. By the end of Q2 2008 we expect to complete the roll out of all solid surface countertop products in all of our kitchen re-facing markets.

As previously reported, we and the Home Depot have mutually agreed to extend the termination date of our service provider agreement to February 28, 2011. I believe the extension of our service provider agreement with the Home Depot and our continued expansion of the kitchen cabinet re-facing platform demonstrates the confidence that our partner has shown in us. We will continue to build our presence in these markets and we will strive to become the premier provider for the Home Depot.

As Bob mentioned earlier, we are also very excited about our in-store marketing program. The in-store lead generation program involves staffing marketing promoters in select Home Depot stores during peak traffic times. Marketing promoters generate interest in our products, answer questions and schedule in-home presentations for potential customers. We started this pilot program in June in only a few stores and our results were very promising. We quickly implemented an expansion initiative with a third party vendor and by the end of September we were operating the program in approximately 175 of the Home Depot stores.

Although our initial sales efficiencies were lower than other lead sources, we have seen a significant improvement in the fourth quarter of 2007 and in January and February of 2008. We will continue to monitor the results and expand the program into additional stores as appropriate.

And finally, last quarter we mentioned that we had launched our pilot program for storage solutions including closets, pantries and garages. We believe that the closet and garage storage systems are a preferable way for homeowners to organize personal belongings, present a professional finished appearance and add value to their homes. The preliminary results of this pilot program appear to be promising and we will continue to evaluate the potential of this new platform.

In summary, we are very excited about these initiatives and believe they will produce positive results in 2008. Now let me turn it back over to Murray.

Murray Gross: Thank you Peter. As Peter said, we are excited about these initiatives and our continuing relationship with the Home Depot. I am encouraged by our new order input trends over the last five months. For the months of January and February 2008 our new orders were up 22% over the same two month period of 2007. I believe that the fundamentals of our business remain strong. However we are living in times of great economic uncertainty and market variability. We remain cautious about growth prospects as tighter credit standards, increasing fuel costs, rising unemployment and falling consumer confidence are a reality that we must deal with. Even so, as I stated in June of last year, in my experience I expect consumer demand for kitchen and bath products to recover at a faster rate than the general housing market, and the increasing numbers of potential home sellers will undertake economical remodeling expenditures to spruce up their homes and stand out against competition while many other homeowners will choose to incur remodeling investments to upgrade their existing home.

That belief is supported by the most recent issue of Kitchen and Bath Design magazine where the magazine quotes Ed Pell, manager of market research for the National Kitchen and Bath Association, “In general the kitchen and bath market will continue in 2008 to be supported by a strong foundation for resiliency if not growth. Dipping home values in prices act as a spur to kitchen and bath remodeling since consumers trying to sell intend to improve their homes in the hope of attracting buyers and homeowners staying put improve their homes for enhanced lifestyle and increased home value.” The article continues on to say that “cocooning”, the phenomenon of people retreating into their homes, remains a major market factor and is likely to intensify as the economy worsens, spurring the desire for a better kitchen and bathroom.

In conclusion, I believe that the fundamentals of our business remain strong. The company remains strategically well positioned within this market. The first quarter of the year has historically been a seasonally slow quarter for us and one in which we have incurred operating losses. Depending on the volume of March installations, we expect our first quarter bottom line results to range between the $0.02 per share loss and the $0.02 per share gain. I would also remind shareholders that the second and third calendar quarters represent what have historically been our strongest quarters each year. We continue to maintain a strong financial position with nearly $11 million in cash at December 31, 2007 and approximately $16 million in working capital.

Finally, I would like to encourage everyone to review our filing on Form 10K which has additional information about our 2007 results. Now in order to get everyone’s questions, let’s open the line.

Operator: Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to decline from the polling process, please press the star, followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the number they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question is from the line of Joel Havard with Hilliard Lyons. Please go ahead.

Joel Havard: Well, thank you. Good afternoon everybody. We want to take advantage of having you all there to get a little bit more in depth tutorial, if you will, on the Ohio Valley countertop and storage programs. I realize a lot of this is still sort of in formation but having been away from the store I can really use a little bit more thorough update. I don’t want you to waste the whole call on it but you said Cleveland, Cincinnati, what were the other markets that will be included in that?

Speaker: Columbus and Pittsburgh.

Joel Havard: Pittsburgh. All right. This is kitchen only, kitchen and bath?

Speaker: Kitchen only. And countertops.

Joel Havard: Okay, kitchen with counter. That’s a good point. I want to come back to that. The question or the follow-up I had on that, I think Peter said it, you are now the sole provider nationally, did I hear that right?

Speaker: That’s correct.

Joel Havard: I’m going to give you a chance to brag maybe a little bit, Murray, here. It’s sort of not in keeping with the Depot’s style or policy to have sole providers. What are you guys delivering to them that is getting them over that?

Murray Gross: Our revenues have been very good from a standpoint of just what we are delivering in performance. Our performance overall on a market basis far exceeded what they were getting from another provider. And probably more importantly, our voice of the customer, or VOC scores as Depot refers to them, were very good. And so we are delivering the right kind of revenue and the quality that Depot expects. And that is really their first consideration.

Joel Havard: Okay. The VOC thing, I want to make sure I understand that. Is that a customer feedback measure that Depot uses internally?

Murray Gross: Yes. Every customer receives a survey asking probably 30 questions in various categories of their experience.

Joel Havard: Mm-hmm. And you guys are scoring above expectation there as well. Congratulations. On the countertop side, laminate, should I think of that in terms of four or five bucks a linear foot? Is that probably about right where solids would be more like ten? Or do you think, I mean in terms of…

Murray Gross: It’s more on a square foot basis. You can think about it in terms of the job. A laminate countertop on average is about $2000, maybe a little less. And a granite or stone countertop, on average, is probably $4000 plus.

Joel Havard: Now, are you doing granite? When you said solids I thought you mentioned….[talk over].

Murray Gross: We are doing granite. We have it rolled out, I think, in four. We gave the markets, Chicago and New York, California and Florida. So in California and Florida that represents about eight markets in those states and New York and Chicago, so you’ve got about 10 markets. We are in the process now of rolling solid surface out in the remainder of the markets.

Joel Havard: Of your remaining kitchen markets?

Murray Gross: Remaining kitchen markets.

Joel Havard: Well, gosh, that’s…[talk over]

Murray Gross: We only sell countertops in connection with the cabinet re-facing.

Joel Havard: Right.

Murray Gross: But the most important aspect of that business is that we are selling, I think because of the economical nature of what we sell as an alternative to full kitchen remodeling. That magazine I referred to just said that the average kitchen remodel today is running about $44,000. Now that includes appliances and a lot of other things. But Kitchen and Bath Design magazine just published that in its outlook for next year. And our average ticket with a countertop is running about $8,000.

Joel Havard: Well, you anticipated my next question. So, that two to four is in the context of the eight without countertop?

Murray Gross: No, with countertop.

Joel Havard: Okay, that eight with countertop of which two to four is kind of the range for you?

Murray Gross: Yes, but our sale of laminate countertops has far exceeded our expectation. And I think what we learned out of that when the customer is looking for an economical alternative, they are doing that in both the cabinetry and the countertop.

Joel Havard: Okay, good. All right, make sure I understand this. You’ve got the laminate rolled out to all your kitchen markets nationally.

Murray Gross: That’s correct.

Joel Havard: 1300 some stores. And solids will be…[talk over]

Murray Gross: Really 1400 stores.

Joel Havard: Okay. And solids will be rolled out over the rest of the year?

Murray Gross: This quarter.

Joel Havard: This quarter?

Murray Gross: Next quarter, by the end of Q2.

Joel Havard: All right, got it. That’s excellent. All right. Finally, the storage. How many markets is that being tested in currently?

Murray Gross: It’s only being tested in really a third of the market. We are only doing it in 14 stores in south Florida. So, it’s really just in its infancy, Joel. So I can’t give you a lot of good insight because it’s a very small test. It’s been satisfactory.

Joel Havard: You started that a quarter or two ago?

Murray Gross: In November.

Joel Havard: November. All right, I was going to say, in the short time frame in Florida, for goodness sake, that’s probably a pretty tough environment to be testing anything in right now that’s housing related. Is that…

Murray Gross: You know, interestingly enough, our kitchen business remains very strong there.

Joel Havard: Okay, good.

Murray Gross: Unlike California where it’s been impacted much greater than it has in Florida.

Joel Havard: Mm-hmm. Okay. So realistically though, this is probably still in test mode over the course of 2008. Don’t start trying to muscle (sp?) that in yet.

Murray Gross: I wouldn’t do anything with it.

Joel Havard: I understand. Guys, thanks for your handholding on this. I didn’t want to dominate the call so I will jump back in line. Good luck.

Murray Gross: Nice talking to you, Joel.

Operator: Thank you. Our next question is from the line of David Cohen with Midwood Capital. Please go ahead.

David Cohen: Hi everybody.

Speakers: Hey David.

David Cohen: You brought in a number around the operating loss from the four new sales and install centers in 2007. Comparing, oh, I guess first of all on those what is your expectation of when those markets can achieve operating profits, break even?

Murray Gross: Well, we expected them to do that of course toward the end of the year and they have not. They are still losing money. I think we lost about $100,000 in those markets in Q4. I would expect them to begin to break even in Q2.

David Cohen: Okay. And given the investment required for new markets, how do you size the impact of the four Ohio Valley and Pittsburgh markets?

Murray Gross: I would say they should all look very much alike. Operating expenses in those markets are pretty similar and I would expect, you know, in the first three months of operations we will typically lose $125,000 to $150,000 in the new market. So, they’re not all going to open at the same time. But I think my best guesses we will probably lose half a million dollars from those openings in Q2.

David Cohen: Okay. And given the significant transition going on in the deck business, is there some actions that you guys have taken, are looking to take, in terms of meeting the right size of sales and installation infrastructure there? Because, you won’t have the same volume of your two main products in these markets eventually.

Murray Gross: I think, David, what we are going to be doing is the markets that we cut out are all markets that we didn’t manufacture the product in. We bought it externally. And unless the market surprises us. We scaled back our expectations just because of our experience last year and what we think we are facing this year. And trying to be Miss Cleo in determining what that is. But what we are going to begin doing is in addition to the Home Depot business we are going to begin our own marketing program in northern Virginia, the home of that business. And we think between both the Depot business and the non-Depot business we ought to be able to maintain our revenues at the same level we saw in those markets before. But we’ve probably cut back everything that we are able to, to right size the business as you are describing it. The key to it is can we generate the sales in our own model as we used to? That’s kind of the unknown. We think the Depot business will be what the Depot business is or has been and can, with the blend of the businesses, we maintain it for the balance of the year.

David Cohen: Okay. If you indulge me on two more questions, the margin issues that you highlighted as being a drag: deck pricing, material cost and kitchen size, do those continue in Q1? Are those behind you or do they continue even further than Q1?

Murray Gross: I’ll let Bob answer.

Robert DeFronzo: As you know, we have a cycle to our products from date of sale; date of completion is about 60 days. So we really didn’t get the price changes in place until the middle of January so we will see some of the benefits of that. We actually had one item of price change that went in place a little bit earlier. We will see just a tiny bit of that price change come through in the quarter. But by and large, most of the price effect will not hit us until Q2.

David Cohen: Okay. And how about on materials?

Robert DeFronzo: Well, that’s really a pricing question. We made product changes, enhancing our product line. Again, I think one of the good things about it is that it really seems to meet consumer’s expectations. But the real question there is that the material changes have caused our material cost to increase and so the pricing will take place, we will see the pricing increases counteract that.

David Cohen: Okay, and last question, you guys have talked since the third quarter about the effectiveness of the in-store lead generation. And I know it’s only for a small number of stores, but I guess, how should we look at the cost of order generation incorporated in the expansion of that effort?

Murray Gross: Well, we saw increased marketing costs from that in Q4 and we saw it in January. And I can’t fully talk about it but I can tell you that the Depot has given us some assistance in the cost of their participation in the cost of that program.

David Cohen: Okay. Thanks guys.

Speakers: Thank you, David.

Operator: Thank you. Once again, ladies and gentlemen, if there are any additional questions at this time, please press the star, followed the one on your touchtone phone. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. Once again, star, one for any questions.

Our next question from the line is from Chris Doucet with Doucet Asset Management. Please go ahead.

Chris Doucet: Hey guys.

Speakers: Hey Chris.

Chris Doucet: I just have three quick questions. Actually the first one may not be that quick. Murray, I know you have run this business for a long, long time and just a quick macro question. Does this particular time remind you of any other time in the history of you running this company?

Murray Gross: Not in running this company, Chris. I think I said back in one of the conference calls that the environment reminds me of the 70’s, which you may or may not remember. In ‘73 and ‘74 we had the war, high energy prices, gas lines, recession, all kinds of negative things. The thing we didn’t have, as I recall, were energy prices at the level they are now. The sub prime mortgage crisis and just the grave consumer confidence issues and the rising unemployment, so are they exactly alike? No. But is there some déjà vu to them? Yes. Once we came out of that and we got through that ‘73,-’74 period, the next four years of business were really outstanding. We had our business through the late ‘70’s until inflation got nuts and Carter shut everything down in 1980. There was no consumer financing. So, are there similarities? Yes. Are there other things? There just seem to be so many of them that it’s like I wish we were through the recession and the news acknowledged it and the newscasters started talking about coming out of it instead of being in it. But, you know, I think looking at the history of the business, we talked about it since the industry has started to be tracked, it’s an industry that has grown every year since 1980. And I referred to an article that this year remodeling may be off in the 2%-3% range if you read that whole article in that magazine. And so, you know, I’m encouraged by January and February. Do I walk around losing some sleep on what might be around the corner? Yes. But, looking at what is happening, I don’t want to tell you that January and February will continue all year because it’s like I am looking at the business day by day and sometimes minute by minute rather than a month at a time at the moment. So, I don’t know if that answers your question.

Chris Doucet: Yes, it does. Thank you, by the way. Just out of curiosity, with the increase in marketing costs and fees paid to Home Depot, could you guys give us a break down of that?

Murray Gross: The $1.5 million for the year?

Chris Doucet: Correct.

Murray Gross: Well, we pay Home Depot an 18% fee on kitchens and it doesn’t quite come out to that on a net basis. But as the mix of kitchens, you had a decrease of $5 million in the deck business on which we paid a 10% fee and we had an increase of over 5 million or so on the kitchen business, so if they were exactly equal we would have paid the $400,000 more just on that shift in business. So, that’s primarily what that increase was the result of.

The other thing that happened is we spent money on this in-store marketing program. And that increased our lead costs. Now we have addressed that issue and we see how it is helping our business and we have addressed the issue and therefore will be some reduction as the year goes on in the percentage of overall in that marketing fee.

David Cohen: Okay, and my next question is the price increase that you instituted here in January, I guess, is that going to get your gross margins back to where they were in the second quarter?

Murray Gross: We believe so. You should see, you will see, an improvement in the gross margin in Q1 over Q4.

David Cohen: Okay. Just one last question and I will step back in the queue. Why only $2 million on the stock repurchase authorization? You did $5 million this summer when the stock was obviously significantly higher and now that the stock prices have been cut in half, you do 40% of the amount. Why only $2 million?

Murray Gross: That is what the board felt was appropriate at this time.

David Cohen: Alright, guys. Good luck with the quarter. Thank you.

Speakers: Thank you.

Operator: Thank you. Once again ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one. As a reminder if you are using speaker equipment you will need to lift the handset before pressing the numbers.

And our next question is from the line of Rick Fetterman with Fetterman Investments. Please go ahead.

Rick Fetterman: Thank you. Good afternoon.

Speaker: Hey, Rick, how are you?

Rick Fetterman: I’m well, thank you. Murray, what percent of kitchen resurface, re-facing sales additionally result in countertop sales and what are you experiencing thus far?

Murray Gross: Normally, our experience in the past was we sold countertops to about 60% of the people we sold kitchens to. And I would tell you I don’t have the numbers until the end of this month for the first quarter. But it looks as though we are now approaching close to the 50% number.

Rick Fetterman: 50?

Murray Gross: 50. That’s the information I have at the moment.

Rick Fetterman: Do you expect as the solid surface countertops roll out across the rest of the country for that to pick up some? Or is there really a way to measure that?

Murray Gross: It’s on a market by market. We haven’t been able to figure it out. The solid surface is not as, I guess, as strong as we expected it to be. However, the laminate countertop business has far exceeded what we expected. The good news in that is that our margins on laminate countertops are much better than on stone countertops…

Rick Fetterman: Are they…

Murray Gross: …surface.

Rick Fetterman: …in the low 50% range, where the re-facing business normally is?

Murray Gross: No, it’s lower. A few margin points lower than that. But it’s good gross margin dollars.

Rick Fetterman: Okay. Regarding the closets in terms of time, when would you expect some indication internally how the business is running and how long would it take Home Depot to make a decision as to whether they want to pursue with you and their stores?

Murray Gross: If I knew the answer to that, I’d be able to tell you what the stock market would do.

Rick Fetterman: What about the first half of the question then?

Murray Gross: The test is small. Everything has gone well. We have sold it. We have installed it. Hopefully we will have some kind of an answer for you shortly. It’s a discussion point to take place in the not too distant future. So I will be able to definitely by our next call, I think, be able to give you a realistic update on it.

Rick Fetterman: Final question, at one point you had offered a thought that there might be a market in garage organization. Is that part and parcel of the closet business or is that something different?

Murray Gross: Well, it’s both. Its home organization in the broad category as Depot thinks about it. However, we are looking at the business apart from the closet business. We have identified a product line that is very unique. And we are looking at that business right now as a category that can stand on its own. And we are doing some analysis. Some of it’s premature, but I don’t put it in the same bucket as closets.

Rick Fetterman: Okay, we will just wait and see how that unfolds. Thanks a lot and good luck on the quarter.

Murray Gross: Thanks Rick.

Operator: Thank you. Mr. Gross, there are no further questions. I will turn it back to you.

Murray Gross: Well, gentlemen thank you very much for your time and participation and we look forward to our next call. Thank you.

Operator: Ladies and gentlemen that does conclude our conference for today. Thank you for your participation. You may now disconnect.